EXHIBIT 14.1

FRANKLIN FINANCIAL SERVICES CORPORATION

Supplemental

Code of Business Ethics and Conduct

Directors and Executive Officers

Adopted: March 11, 2004

Reviewed/Approved: April 28, 2008

Amended and Restated: March 22, 2012

Purpose

Every director and executive officer (as defined by Regulation O or for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of Franklin Financial Services Corporation and its subsidiaries (collectively, the “Company”) has a duty to make decisions in what they reasonably believe to be in the best interests of the Company. It is therefore Company policy that Company directors and executive officers conduct themselves in a manner that avoids actual or apparent conflicts of interest. A conflict of interest arises when a director’s or executive officer’s judgment may be influenced or interfered with by the personal interests of the director or executive officer or the personal interests of a director’s or executive officer’s related interests. In furtherance of that policy, this Code of Business Ethics and Conduct requires each director and executive officer to annually disclose his or her related interests; requires that transactions between the Company and any director, executive officer or related interest of a director or executive officer be approved by a majority of the disinterested directors after full disclosure of the interest of the director, officer or related interest in the transaction; and provides for a system to monitor and enforce compliance.

Policy

It is the policy of the Company that the Company shall not engage in any transaction with a director, executive officer or a related interest of a director or executive officer except upon full disclosure of the involvement of the director, executive officer or related interest and the approval of a majority of the disinterested directors. Such approval shall not be required in connection with any transaction involving a product or service furnished by the Company, other than an extension of credit, on the same terms as those prevailing at the time with other persons.

Definition of Related Interest

A related interest of a director or executive officer includes any of the following relationships held by the director or executive officer directly or, except as otherwise provided, by an immediate family member of the director or executive officer (defined to mean, spouse, minor children and adult children residing in the director’s or officer’s home):

•	Any person, legal entity or unincorporated association from whom or which a director or executive officer received during the current or prior fiscal year a monetary or in-kind gift or favor equal to or greater in value than $250.00, except when based upon a family or personal relationship that exists independently of any Company business.
•	Any business of which a director, executive officer or immediate family member is a proprietor.
•	Any legal entity or unincorporated association of which a director, executive officer or immediate family member is a director, executive officer, trustee, general partner, managing member or holder of a similar position.
•	Any legal entity of which a director, executive officer or immediate family member, directly or in concert with one or more persons, owns, controls or has the power to vote more than 10 percent of any class of voting securities of such legal entity and no other person owns, controls or has the power to vote a greater percentage.

•	Any legal entity of which a director, executive officer or immediate family member, directly or in concert with one or more persons, owns, controls or has the power to vote 25 percent or more of any class of voting securities of such legal entity.
•	Any legal entity or unincorporated association of which a director, executive officer or immediate family member, directly or in concert with one or more persons, controls in any manner the election of a majority of the directors, trustees or persons holding a similar position, of such legal entity.
•	Any legal entity or unincorporated association of which a director, executive officer or immediate family member, directly or in concert with one or more persons, otherwise has the power to exercise a controlling influence over the management or policies of the legal entity or unincorporated association.
•	Any political or campaign committee that is controlled by a director, executive officer or immediate family member, or of which a director, executive officer or immediate family member is the candidate to be benefitted.
•	Any person, legal entity or unincorporated association to whom or which a director, executive officer or immediate family member has made a loan of money that remains outstanding.
•	Any person, legal entity or unincorporated association that is not a lending institution that is regulated or funded by an agency of a state or of the United States from whom or which a director, executive officer or immediate family member has borrowed money that remains outstanding.

For the purposes hereof, an “unincorporated association” is a voluntary group of persons formed by mutual consent for the purpose of promoting a common enterprise or pursuing a common objective, such as for religious, fraternal, recreational or other purposes.

Disclosure of Related Interests

Upon appointment, and annually thereafter, directors and executive officers shall fully disclose to the Company all related interests of the director or executive officer on such forms as shall be supplied by the Company.

Directors and executive officers also shall be obligated to fully disclose to the Company any interest the director, executive officer or related interest of the director or executive officer may have in any transaction required by this Code to be approved by a majority of the disinterested directors, promptly upon the director or executive officer becoming aware of the transaction.

In addition to the related interests identified above under the heading “Definition of Related Interest,” directors and executive officers should be mindful that certain business relationships held by a related interest of a director or executive officer may be so material to the related interest that the relationship could influence or interfere (or give the appearance of influencing or interfering) with the director’s or officer’s judgment if the Company would do business with the object of such business relationship. Director’s and executive officers should identify and disclose such relationships promptly upon the director or executive officer becoming aware of a proposed transaction between the Company and the object of such a business relationship. Such a business relationship will be presumed to be material if it involves payments for property or services in the current or preceding fiscal year that exceed 5 percent of the recipient’s gross revenues for that year or $200,000, whichever is more.

All such disclosures of related interests shall be made to the Corporate Secretary.

Responsibilities of Corporate Secretary

The Corporate Secretary shall be responsible for obtaining related interest disclosure forms from all directors and executive officers upon appointment and annually thereafter, and maintaining such forms among the records of the Company. The Corporate Secretary shall distribute the related interest disclosure forms and a summary thereof, as well as notice of any other related interest disclosure received by the Corporate Secretary, to the President and Chief Executive Officer and to the Board of Directors, promptly upon receipt.

Compliance

The Board of Directors shall review the related interest disclosure forms on an annual basis. Such review and any discussion and actions taken by the Board of Directors in connection therewith shall be recorded in the minutes of the applicable Board of Directors meeting.

When there is reason to believe that a director or executive officer has failed to disclose a related interest, or any other provision of this Code may not have been complied with, the matter shall be reported to the Chair of the Audit Committee. The Audit Committee, in accordance with its Charter, shall be responsible to investigate the matter and to submit a report thereon to the Board of Directors with a recommendation for disposition. The report of the Audit Committee and any discussion and actions taken by the Board of Directors in connection therewith shall be recorded in the minutes of the applicable Board of Directors meeting.

A director’s or executive officer’s intentional failure to disclose a related interest or intentional breach of any other provision of this Code shall result in such disciplinary action as the Board of Directors shall determine to be appropriate under the circumstances.

Responsibilities of Management

Management shall carefully scrutinize any loan or other business transaction involving a director, executive officer or related interest of a director or executive officer. Management shall assure that any such transaction is in compliance with applicable law and regulation and the Company’s policies that may be applicable thereto, and is made on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

Management shall submit to the Board of Directors for approval all transactions with directors, executive officers and related interests for which approval is required pursuant to this Code.

Resolution of Conflicts of Interest

If a director, executive officer or related interest of a director or executive officer is a borrower or guarantor with respect to an extension of credit by the Company that is subject to adverse classification (reflected as “substandard”, “doubtful” or “loss” on the Company’s books and records), the director, executive officer or related interest shall be required to strengthen the credit sufficiently to remove the adverse classification within a reasonable time frame or the director or executive officer shall resign from his or her position with the Company.

If a director, executive officer or related interest of a director or executive officer is a borrower or guarantor with respect to an extension of credit that is subject to adverse classification, the Board of Directors shall establish a committee of independent directors to assume oversight responsibility of the credit in order to limit further exposure to risk and to aggressively pursue securing or collecting exposed balances, as circumstances reasonably may permit.

If in the Board of Director’s discretion a director or executive officer cannot effectively carry out his or her duties to the Company as a result of his or her ownership interest in or position with any business, legal entity or unincorporated association, the director or executive officer shall either divest of his or her ownership interest, or resign his or her position with the other business, legal entity or unincorporated association, or with the Company.

Additional Responsibilities of Directors and Executive Officers

No director or executive officer shall act in such capacity in connection with any transaction involving the Company and the director, executive officer or a related interest of the director or executive officer. A director must refrain from voting or acting upon any such transaction and shall excuse himself or herself from any discussion of the Board of Directors relating to any such transaction. Any such absence from a meeting of the Board of Directors shall be noted in the minutes of the applicable meeting.